Exhibit 10.2

TRANE INC.

CORPORATE OFFICER SEVERANCE PLAN

(Restated to include all amendments through May 8, 2008)

Section I. Purpose.

The purpose of the Plan is to provide elected officers of the Company with severance benefits should their employment with the Company terminate under the circumstances described below. The Plan supersedes any and all previous severance pay practices or policies of the Company, whether written or unwritten.

Section II. Definitions.

A. Agreement and Release – means an agreement prepared by the Company under which a Participant, in return for the benefits provided under the Plan, agrees to release the Company and its affiliates from any and all claims which such Participant may have against the Company at the time the agreement is executed, and further agrees to certain other undertakings, including cooperation with the Company in any matter which may give rise to legal claims against the Company, a two year non-competition obligation, a two year non-solicitation obligation, keeping confidential proprietary information of the company as well as the terms of the Agreement and Release, settlement of any disputes concerning the Agreement and Release through binding arbitration, and such other undertakings as the Company may require from time to time.

B. Beneficial Owner - means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

C. Board - means the Board of Directors of the Company.

D. Cause - means a Participant’s (i) willful and continued failure substantially to perform his or her duties with the Company or any Subsidiary (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), after a demand for substantial performance is delivered to such Participant by the Chairman of the Board or officer of equivalent authority which specifically identifies the manner in which it is believed that such Participant has not substantially performed his or her duties, (ii) conviction of, or plea of nolo contendere to, a felony, or (iii) the willful engaging by such Participant in gross misconduct materially and demonstrably injurious to the Company or any Subsidiary or to the trustworthiness or effectiveness of the Participant in the performance of his or her duties. For purposes hereof, no act, or failure to act, on such Participant’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or a Subsidiary. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by such Participant in good faith and in the best interest of the Company or such Subsidiary.

E. Change of Control - shall mean the occurrence of any of the following events:

(i) any “person”, as such term is used in Section 13(d) of the Act (other than the Company, any Subsidiary or any employee benefit plan maintained by the Company or any Subsidiary (or any trustee or other fiduciary thereof)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities, provided, however, that an acquisition of securities of the Company representing less than 25% of the combined voting power shall not constitute a Change of Control if, prior to meeting the 20% threshold, the members of the board who are not employees of the Corporation or a Subsidiary Company unanimously adopt a resolution consenting to such acquisition by such Beneficial Owners;

(ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute the Board, together with those individuals who first become directors during such period (other than by reason of an agreement with the Company or the Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the

Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the Board;

(iii) the consummation of any merger, consolidation, recapitalization or reorganization involving the Company, other than any such transaction immediately following which the persons who were the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such transaction are the Beneficial Owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity, any Subsidiary or any subsidiary of such surviving entity;

(iv) the sale of substantially all of the assets of the Company to any person other than any Subsidiary or any entity in which the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such sale are the Beneficial Owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; or

(v) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

F. Code – means the Internal Revenue Code of 1986, as amended.

G Company - means Trane Inc., a Delaware corporation, and any successor thereto.

H. Disability - means a Participant’s inability, due to reasonably documented physical or mental illness, for more than six months to perform his or her duties with the Company or a Subsidiary on a full time basis if, within 30 days after written notice of termination has been given to such Participant, he or she shall not have returned to the full time performance of his or her duties.

I. Effective Date - means April 27, 1991.

J Good Reason - means any of the following:

(i) an adverse change in a Participant’s status or position(s) as an executive of the Company, any adverse change in a Participant’s status or position as an executive of the Company as a result of a material diminution in his or her duties or responsibilities or a relocation of a Participant’s principal place of employment to a location which is at least 30 miles further from such Participant’s principal residence than his or her current location or the assignment to him or her of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of such Participant from or any failure to reappoint or reelect him or her to such position(s) (except in connection with the termination of his or her employment for Cause, Disability or retirement or as a result of his or her death or by him or her other than for Good Reason);

(ii) a material reduction by the Company in such Participant’s base salary;

(iii) the taking of any action by the Company or a Subsidiary (including the elimination of a plan without providing substitutes therefor or the reduction of his or her awards thereunder) that would substantially diminish the aggregate projected value of such Participant’s awards under the Company’s or such Subsidiary’s bonus and benefit plans in which he or she was participating at the time of the taking of such action;

(iv) the taking of any action by the Company or such Subsidiary that would substantially diminish the aggregate value of the benefits provided such Participant under the Company’s or such Subsidiary’s medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating at the time of the taking of such action; or

(v) any purported termination by the Company of such Participant’s employment that is not effected for Cause, provided that this shall not include termination of employment at age sixty-five pursuant to the Company’s mandatory retirement policy for Corporate Officers.

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred (a) if the Participant consented in writing to the event giving rise to the “Good Reason”, (b) if the Participant voluntarily terminates his or her employment more than ninety (90) days after the occurrence of the event constituting Good Reason, (c) unless within 60 days of the event or occurrence constituting Good Reason, the Participant shall have given the Company advance written notice of his intent to terminate his employment for Good Reason, identifying such event or occurrence, and the Company shall have failed to correct or otherwise cure such event or occurrence within 30 days of such receipt of such notice; or (d) with regard to the occurrence of the events described in paragraphs 4(ii), (iii) and (iv) above prior to a Change of Control, if such reductions or actions are proportionate to the reductions or actions applicable to other employees in similar positions pursuant to a cost savings plan.

K. Participant - means each elected officer of the Company. Effective July 7, 2005, individuals elected to the positions of Vice President & Controller or Vice President & Treasurer shall not be Participants, provided, however, that any employees holding such positions as of such date shall continue to be Participants so long as they continue in such positions and, in the event they no longer hold such positions, for so long as the Plan Administrator determines is appropriate. Effective October 6, 2005, individuals elected to the position of Vice President & General Auditor shall not be Participants.

L. Plan - means the Trane Inc. Corporate Officer Severance Plan.

M. Plan Administrator - means the Management Development and Compensation Committee of the Board (the “MDC”) or any committee or individual designated by the MDC to perform some or all of its administrative functions hereunder.

N. Subsidiary - means any corporation or partnership in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

Section III. Eligibility.

A Participant shall be eligible to receive the benefits provided under the Plan in the event that:

(i)	such Participant voluntarily terminates his or her employment for Good Reason or suffers an involuntary termination by the Company other than a termination for Cause, provided that in either case such termination shall not include a termination upon attainment of age sixty-five pursuant to the Company’s mandatory retirement policy for Corporate Officers; and

(ii)	such Participant executes an Agreement and Release in a form acceptable to the Company at the time of the Participant’s termination of employment.

No other individual shall be eligible for benefits under the Plan and the payment of benefits hereunder shall not be affected by the payment of retirement or other benefits under any other Company plan. Notwithstanding anything in the Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of the Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and the guidance issued thereunder.

Section IV. Severance Payments.

A Participant who satisfies the eligibility requirements of Section III hereof shall receive severance payments equal to the sum of the following:

A. an amount equal to two times (or in the case of the Chief Executive Officer of the Company three times) the Participant’s annual base salary in effect on the date the termination occurs; plus

B. the amount of the Participant’s annual incentive plan target award in effect for the calendar year in which the termination occurs determined without regard to whether the applicable targets are obtained, multiplied by a fraction, the numerator of which is the number of days in the year of termination that the Participant was an employee of the Company, and the denominator of which is 365; plus

C. the amount (or in the case of the Chief Executive Officer, two times the amount) of the Participant’s annual incentive plan target award in effect for the year in which the termination occurs determined without regard to whether the applicable targets are obtained.

Section V. Certain Additional Payments by the Company.

A. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of a Participant (whether pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section V) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code. or any interest or penalties are incurred by a Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to such Participant (or to the Internal Revenue Service on behalf of Participant) an additional payment (a “Gross-Up Payment”) in an amount such that after payment by such Participant of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, such Participant retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in such Participant’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, a Participant shall be deemed (i) to pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) to pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) to have otherwise allowable deductions for federal income tax purposes at least equal to the Gross-Up Payment.

B. Subject to the provisions of Section V(a), all determinations required to be made under this Section V, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change of Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Participant may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section V with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Participant thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Participant. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Participant for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Participant (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company.

Section VI. Payment of Benefits.

Effective January 1, 2005, all severance payments under Section IV shall be paid in a single lump sum five (5) business days following the Participant’s termination of employment, except that, if the Participant is a “key employee” within the meaning of Section 416(i) of the Code and the severance benefits payable to such Participant hereunder do not qualify for an exemption from the application of such Section 409A, such lump sum payment shall be made six months following the date of the Participant’s termination of employment.

Section VII. Continuation of Welfare Plan Coverage.

In the event of a Participant’s voluntary termination for Good Reason or his or her involuntary termination by the Company other than a termination for Cause, such Participant will be entitled, upon payment of any premiums or co-payments theretofore required for such coverage, to continue all life, accident and health coverage, on the same basis as in effect on the date he or she terminated employment, (i) in the case of life and accident insurance, for a period of 24 months from the date of termination, and (ii) in the case of health coverage, during the period during which the Participant would be entitled to elect continuance of such coverage under Section 4980B of the Code (COBRA), as permitted in accordance with Treas. Reg. §1.409A-1(b)(9)(v)(B). In addition, during the six-month period (or, in the case of the Chief Executive Officer, the 18 month period) starting on the date that is the 18 month anniversary of the Participant’s termination of employment, the Company shall also provide the Participant health coverage on the same basis as in effect on the date he or she terminated employment. Notwithstanding the foregoing, to the extent permitted by law, (i) any such coverage (or any obligation to pay cash in lieu of such coverage) shall be terminated in the event the Participant obtains at least equal alternate coverage.

Section VIII. Financial Planning Assistance.

The Company will reimburse a Participant for all bills which the Plan Administrator determines are reasonably related to financial planning assistance and tax preparation, provided that such bills are incurred and evidence of payment by the Participant is submitted to the Plan Administrator within one year after the date of termination; provided, however, effective January 1, 2005, in no event shall the amount of any such reimbursement exceed $5,000 (or such other amount as shall be permitted to be paid as a de minimis miscellaneous reimbursement without subjecting such payment to Section 409A of the Code).

Section IX. Reservation of Right to Amend and Terminate.

The Company reserves the right, whether in an individual case or more generally, by a majority of the Continuing Directors to amend, reduce or eliminate the Plan, in whole or in part, at any time and from time to time without notice, provided that no amendment to this Plan which would reduce benefits hereunder shall be effective if made within two years following or six months preceding the occurrence of a Change of Control except to the extent a Participant expressly agrees in writing to be bound by such amendment.

Section X. Relationship to Other Benefits.

No payment under the Plan shall be taken into account in determining any payments, benefits, coverage levels or participation rates under any incentive compensation plan, any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company; provided that, a Participant shall not be entitled to receive the severance payment set forth in Section IV.B. of this Plan if such Participant becomes entitled to receive a comparable payment under the Company’s annual incentive program, whether pursuant to Sections 9.1 or 10.3 of the Company’s 2002 Omnibus Incentive Plan (or any successor thereto) or pursuant to an employment agreement.

Section XI. Administration.

Subject to Section V of the Plan, the Plan Administrator shall have full power and authority to interpret and carry out the terms of the Plan, and to exercise discretion where necessary or appropriate in the interpretation and administration of the Plan, and prior to a Change of Control all decisions by the Plan Administrator shall be final and binding on all affected parties. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding anything else contained herein to the contrary, neither the Plan Administrator nor the Company shall be in breach of its obligations hereunder, nor liable for any interest or other payments, if the Company fails to make any payments hereunder on the stated date on which such payment is due.

Section XII. Expenses.

All expenses of administering the Plan shall be borne by the Company.

Section XIII. Withholding.

The Company may withhold from any amounts payable hereunder such Federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section XIV. Governing Law.

This Plan and all rights and obligations hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

Adopted pursuant to duly authorized resolution by the Board of Directors of the Company on May 8, 2008 Trane Inc.

By:	/s/ Mary Elizabeth Gustafsson
Mary Elizabeth Gustafsson
Senior Vice President, General Counsel & Secretary